Exhibit 10.8

SECOND AMENDED AND RESTATED INCENTIVE COMPENSATION AGREEMENT

This Second Amended and Restated Incentive Compensation Agreement, dated as of March 28, 2022, is by and between ImmuCell Corporation, a Delaware corporation (the “Company”) and Elizabeth L. Williams (the “Executive”), and replaces and supersedes in its entirety the Amended and Restated Incentive Compensation Agreement, dated as of March 21, 2019, between the Company and the Executive.

WITNESSETH:

WHEREAS, the Company wishes to provide to the Executive additional incentive compensation opportunities in order to induce the Executive to remain in the Company’s employ and to further incentivize her to continue her leadership efforts toward the successful commercialization of Re-Tain®; and

WHEREAS, the Executive, in partial consideration of such potential additional compensation, is willing to agree to certain restrictions relating to the solicitation of Company employees, consultants and independent contractors;

NOW, THEREFORE, in consideration of the mutual promises of the parties contained herein and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Incentive Compensation. The Company agrees to pay to the Executive (a) $100,000 when the Company receives all FDA approvals needed for the commencement of sales of Re-Tain® in the United States, and (b) $100,000 when the Company receives all FDA approvals of the Company’s license application for in-house Drug Product manufacture with respect to Re-Tain®, provided, however, that any such payment shall be due and payable only if the Executive is employed by the Company at the time of receipt of the applicable FDA approval(s). The applicable payment shall be made within thirty (30) days of receipt of such FDA approvals, and shall be subject to all required tax withholdings. This supersedes paragraph 2 of the letter from the Company to the Executive dated March 2, 2016.

In addition, if the Company undergoes a Change of Control or sells or licenses all or substantially all of the rights to manufacture and sell Re-Tain®, and at the time of such Change of Control, sale or license the Executive is an employee of the Company, the Company will make the payments to the Executive described in the first paragraph of this Section 1. For purposes hereof, “Change of Control” means (a) the sale of all or substantially all of the Company’s assets, or (b) the sale or issuance of capital stock of the Company, in a single transaction or series of related transactions, or a merger, consolidation or similar transaction to which the Company is party, the result of which is one or more persons or entities acting together directly or indirectly acquiring a majority of the outstanding capital stock of the Company or of the surviving or resulting entity in such transaction. For purposes hereof, a license of all or substantially all of the rights to manufacture and sell Re-Tain® shall not include a transaction in which the Company continues to perform manufacturing services to or for the benefit of the licensee.

2. Non-Solicitation. The Executive agrees, during the period in which she is employed by the Company and for one (1) year thereafter, not to solicit, or assist or induce any other person or entity in soliciting, any person who at that time is (or within the preceding ninety (90) days was) an employee of, or a consultant or independent contractor to, the Company to leave his or her employment, consultancy or independent contractor status with the Company.

IMMUCELL CORPORATION

By:	/s/ Michael F. Brigham
Michael F. Brigham, its President

/s/ Elizabeth L. Williams
Elizabeth L. Williams